Adamis Pharmaceuticals Corporation S-1A

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement No. 333-190798 of our report dated July 3, 2013 which report includes an explanatory paragraph as to an uncertainty with respect to Adamis Pharmaceuticals Corporation and Subsidiaries’ (“Company”) ability to continue as a going concern, relating to the consolidated financial statements of the Company as of and for the years ended March 31, 2013, and 2012 and to the reference of our firm under the heading of “Experts” in the prospectus

/s/Mayer Hoffman McCann P.C.

Boca Raton, Florida

September 19, 2013